EXHIBIT 4.04

SECOND AMEMNDMENT TO THE AGREEMENT OF SUGARCANE SUPPLY

By this Private Instrument, the below qualified parties,

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, joint stock company enrolled at the National Register of Corporate Taxpayers (CNPJ) under 07.628.528/0001-59, headquartered in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, n° 1.309 – 5º andar, herein duly represented pursuant to its By Laws, hereinafter named “BRASILAGRO”; and

BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL, joint stock company, enrolled at the National Register of Corporate Taxpayers (CNPJ) under 08.070.566/0001-00, headquartered in the city of São Paulo, State of São Paulo, at Avenida Pedroso de Moraes, n° 1.553 – 8° andar , herein duly represented pursuant to its By Laws , hereinafter named “BRENCO”;

And , further , as consenting party, IMOBILIÁRIA ARAUCÁRIA LTDA. Private limited company enrolled at the National Register of Corporate Taxpayers (CNPJ) under 08.745.851/0001-75, headquartered in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, n° 1.309 - 5° andar , sala 03, herein duly represented pursuant to its By Laws, hereinafter named “IMOBILIÁRIA ARAUCÁRIA”;

Being IMOBILIÁRIA ARAUCÁRIA, BRASILAGRO and BRENCO hereinafter also referred to, jointly , as “Parties” or , individually, “Party”;

WHEREAS

(i)	On March 13 2008, the Parties entered into the Agreement for Sugarcane Supply (“Agreement”), as amended on August 31 2009 by the “First Amendment to the Sugarcane Supply Agreement” (“First Amendment”), the purpose of which is the supply, by BRASILAGRO to BRENCO, of the production of 2 (two) complete cycles of sugarcane crop produced in the total effectively plantable area existing in the rural property object of the real state registration 19.964 of the Real State Registry of District of Mineiros, State of Goiás (“Properties of Morro Vermelho Project” or “Fazenda Morro Vermelho “);

(ii)	Pursuant to Section 1.3 (f) of the First Amendment, BRENCO shall pay to BRASILAGRO the 2009/2010 Result (as defined in the First Amendment) according to the following payment flow: the amount related to 83% of the financial result for April of 2009/2010 harvests shall be paid on 05.05.2010 and the remaining 17% paid in 4 monthly and successive installments of 4%, 4%, 4% and 5% with maturities, respectively, on 01.31.2011,02.28.2011,03.31.2011 and 04.30.2011; the amount related to 83% of the financial result for May of 2009/2010 harvests shall be paid on 06.05.2010 and the remaining 17% paid in 4 monthly and successive installments of 4%, 4%, 4% and 5% with maturities, respectively, on 01.31.2011, 02.28.2011, 03.31.2011 and 04.30.2011, and thus successively; being certain that the installments of the Monthly Financial Result 09/10 (as defined in the First Amendment) shall be restated at the rate of 100% of the CDI from date in which it should have been performed, pursuant to the Agreement, each payment due by BRENCO to BRASILAGRO for the sugarcane that should be supplied in the 2009/2010 harvest should BRENCO have complied with the receipt schedule of the sugarcane for that harvest; and

(iii)	The Parties agreed in establishing the amount for 2009/2010 Result, stating as base date April 30, 2010, as well as changing 2009/2010 Result payment flow set forth in Section 1.2 (f) of the First Amendment, so that such payment is performed in one single installment falling due on June 01, 2010;

The Parties have just and contracted this Second Amendment to the Agreement of Sugarcane Supply (“Second Amendment”), which shall be governed by the following terms and conditions:

1.	PURPOSE OF THE AMENDEMENT

1.1.	By this Second Amendment, the Parties have certain and adjusted that the amount of the 2009/2010 Result, on April 30 2010, considering the calculation assumptions established in the First Amendment, was R$ 3,466,066.00 (three million, four hundred and sixty six thousand and sixty six reais); which shall be paid by BRENCO to BRASILAGRO on June 01 2010, plus monetary restatement at the rate of 100% of CDI from April 30 2010 to the date of the effective payment.

1.1.1.	Should BRENCO fail to comply with the payment term for the 2009/2010 Result determined in Section 1.1 above, it shall incur in fine in arrears in the amount corresponding to 15% (fifteen per cent) of the unpaid amount, plus monetary restatement by the positive variation of IGPM-FGV and interest of 1% (one per cent) per month, calculated on a “pro rata die” basis.

1.1.2.	Due to the provisions of Section 1.1 above, it is revoked, in full right, item “f” of Section 1.3 of the First Amendment.

2.	RATIFICATIONS OF THE OTHER PROVISIONS IN THE AGREEMENT

2.1.	All other provisions included in the Agreement which have not been expressly altered by this Second Amendment remain ratified.

3.	GENERAL PROVISIONS

3.1.	Each of the Parties may propose changes in the contractual provisions of this Second Amendment, through new amendment to the Agreement, in written instrument, signed by both Parties, which becomes an integral part of the Agreement for all legal effects.

3.2.	In case of rights and obligations arising from the Agreement and/or this Second Amendment which, for their nature, maintain their effectiveness and validity in force for a period after termination or rescission of the Agreement, these shall survive to the termination or rescission of the Agreement, for the validity period prescribed to them.

3.3.	Should any term and/or condition of this Second Amendment be stated null, invalid or unenforceable by any court, such fact shall not affect the validity, legality and enforceability of any remaining contractual provision, which shall remain in force and produce effects as if the invalidated party had never been herein included, from its execution.

3.4.	The tolerance or compromise, by any of the Parties, to the failure to comply with any term of this Second Amendment, shall not be considered as waiver by that Party in requiring the compliance with any other provision therein on in the Agreement, and shall not be considered as novation or tolerance for the noncompliance with any past, present or future obligation, related to the term whose noncompliance has been tolerated.

3.5.	Any notice or communication from one Party to the other in relation to the execution of this Second Amendment shall be in writing, and shall be considered valid if delivered in hands with acknowledge of receipt or if remitted by fax with confirmation of receipt or registered letter with Acknowledgment of Receipt (AR), in the following addresses:

If addressed to BRASILAGRO:

Name:	Gustavo Javier Lopez
Title:	Administrative Director
C/c:	Legal Department
Address:	Av. Brigadeiro Faria Lima, n° 1.309 – 5° andar
Zip Code 01452-002 – São Paulo- SP
Fax:	(11) 3035-5366
e-mail:	gustavo.lopez@brasil-agro.com

If addressed to BRENCO:

Name:	[—]
Title:	[—]
Address:	Avenida Pedroso de Moraes, nº 1.553 – 8º andar
Zip Code 05419-001 – São Paulo, SP
Fax:	(11) 3095-2251
e-mail:	[—]

3.6.	The rights and obligations hereunder bind the Parties on their behalf and on behalf of their successors of any title.

3.7.	The terms started in capital letters not defined in this Second Amendment have the meaning attributed to them in the Agreement.

3.8.	This Amendment constitutes the full agreement between the Parties on its purpose and revokes any other prior understandings about it.

4.	FORUM

4.1.	This Second Amendment shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil and the Parties elect the courts of the city of São Paulo, State of São Paulo, to resolve any doubts or controversies resulting from this Amendment, with the exclusion of all others, however privileged they may be.

In witness whereof, the Parties sign this instrument in 02 (two) counterparts of same content and form, in the presence of two undersigned witnesses in order to produce all legal effects.

São Paulo, May 03, 2010.

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

Julio Cesar de Toledo Piza President Director	André Guillaumon Operations Director

BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL

[—]	[—]

Witnesses:
1.	2.
Name:	Name:
CPF:	CPF
RG:	RG:

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